Exhibit 7

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Shaolin Hong, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

September 10, 2024

/s/ Qingliang Hong	Director and Chairman of the Board of Directors
Name: Qingliang Hong

/s/ Shaolin Hong	Chief Executive Officer (Principal Executive Officer)
Name: Shaolin Hong

Director and Director of Finance and Administration
/s/ Pengyou Hong	(Principal Accounting and Financial Officer)
Name: Pengyou Hong

/s/ See Lien Low	Director
Name: See Lien Low

/s/ Ngo Yin Tsang	Director
Name: Ngo Yin Tsang

/s/ Boon Chiao Koh	Director
Name: Boon Chiao Koh